Exhibit 4.1

FORM OF
ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Assignment Effective Date set forth below and is entered into by and between                                   (the “Assignor”) and                                   (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any Letters of Credit and Swingline Loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrowers:	Zale Delaware, Inc. Zale Corporation ZGCO, LLC TXDC, L.P. Zale Puerto Rico, Inc.

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Amended and Restated Credit Agreement dated as of May 10, 2010 by, among others, Zale Delaware, Inc., Zale Corporation, ZGCO, LLC, TXDC, L.P., and Zale Puerto Rico, Inc. (collectively, the “Borrowers”), the Facility Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A. as Administrative Agent and Collateral Agent

6.             Assigned Interest:

Percentage Interest of Total Commitments being assigned:		%

Amount of Commitment being assigned:	$

After Giving Effect to the Assignment:

Assignor’s Commitment:	$

Assignee’s Commitment:(1)	$

Effective date: April 21, 2011.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

By:
Name:
Title:

ASSIGNEE

By:
Name:
Title:

(1)  Note that the Assignee’s Commitment displayed above is reflective of its Commitment following the execution of several other assignments.

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

ANNEX 1

The Amended and Restated Credit Agreement dated as of May 10, 2010 by, among others, ZALE DELAWARE, INC., a Delaware corporation (“Zale Delaware”), ZALE CORPORATION, a Delaware corporation (“Zale”), ZGCO, LLC, a Virginia limited liability company (“ZGCO”), TXDC, L.P., a Texas limited partnership (“TXDC”), and ZALE PUERTO RICO, INC., a Puerto Rico corporation (“Zale Puerto Rico”, and together with Zale Delaware, Zale, ZGCO, and TXDC, the “Borrowers”), the Facility Guarantors, the Lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, and the other agents parties thereto.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assignment Interest, shall have the obligations of a Lender thereunder, and (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to § 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (iv) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Joint Representations of Assignor and Assignee.        The Assignor and Assignee each hereby represent and warrant that: (i) this assignment is (a) being made to a Lender or an Affiliate of a Lender, (b) is an assignment of the entire remaining amount of the Assignor’s Commitment, (c) is an assignment of not less than $5,000,000, or (d) the Administrative Agent and Borrowers have otherwise consented below; (ii) this assignment is not being made by an Extending Lender to a Non-

Extending Lender; (iii) if this is an assignment that is being made by a Non-Extending Lender to an Extending Lender, this assignment shall not modify the tenor or maturity of, or pricing for, the Commitment and Loans so assigned unless agreed to by such Assignee and consented to by the Administrative Agent in writing; and (vi) to the extent required under the Credit Agreement, the Assignor and Assignee have delivered, or caused to be delivered, a processing and recording fee of $3,500 to the Administrative Agent.

3.             Payments.  From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Assignment Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Assignment Effective Date or with respect to the making of this assignment directly between themselves.

4.             General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of any executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws, but including Sections 5-1401 and 5-1402 of the General Obligations Law. The Assignor and Assignee hereby acknowledge and agree that this assignment is being made from a Non-Extending Lender to an Extending Lender; pursuant to Section 9.4(b)(v) of the Credit Agreement, the Assignor and Assignee further acknowledge and agree that, after giving effect to this Assignment, the Assigned Interest shall have the tenor, maturity, and pricing of Commitments and Loans owing to an Extending Lender.